United States securities and exchange commission logo





                 December 6, 2021

       Jessica Thomas
       Chief Financial Officer
       Soluna Holdings, Inc
       325 Washington Avenue Extension
       Albany, NY 12206

                                                        Re: Soluna Holdings,
Inc
                                                            Registration
Statement on Form S-3
                                                            Filed November 30,
2021
                                                            File No. 333-261427

       Dear Ms. Thomas:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Angela Gomes